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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts", and the use of our reports dated May 15, 1998 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-53759) and related Prospectus of Columbus McKinnon Corporation for the registration of $200,000,000 of its senior subordinated notes.

  We also consent to the incorporation by reference therein of our report dated November 21, 1997 (except Note 11, as to which the date is February 13,
1998) with respect to the Consolidated Financial Statements of LICO, Inc. and Subsidiaries included in the Current Report dated April 9, 1998 (Form 8-K) of Columbus McKinnon Corporation filed with the Securities Exchange Commission.

                                          /s/ Ernst & Young LLP

Buffalo, New York

June 30, 1998